Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of October 13, 2010, is made by and between Extreme Networks, Inc., a Delaware corporation (“Extreme” or the “Company”), and the entities and natural persons listed on Schedule A hereto and their affiliates (collectively, the “Ramius Group”) (each of the Company and the Ramius Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, the Ramius Group may be deemed to beneficially own shares of common stock of Extreme (the “Common Stock”) totaling, in the aggregate, 6,105,000 shares, or approximately 6.7% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Extreme and the Ramius Group have agreed that it is in their mutual interests to enter into this Agreement to set forth, among other things, the parties’ mutual understanding relating to the 2010 annual meeting of stockholders (the “Annual Meeting”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1. Representations and Warranties of the Ramius Group. The Ramius Group represents and warrants to Extreme that (a) this Agreement has been duly authorized, executed and delivered by the Ramius Group, and is a valid and binding obligation of the Ramius Group, enforceable against the Ramius Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Ramius Group as currently in effect.

2. Representations and Warranties of Extreme. Extreme hereby represents and warrants to the Ramius Group that (a) this Agreement has been duly authorized, executed and delivered by Extreme, and is a valid and binding obligation of Extreme, enforceable against Extreme in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, result in a breach or violation of, constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, result in the loss of a material benefit or give any right of termination, amendment, acceleration or cancellation under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of Extreme or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, Extreme’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Extreme’s Amended and Restated Bylaws (the “Bylaws”), or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Extreme is a party or bound or to which its property or assets is subject.

3. Board Matters; Board Appointments; Committee Appointments; Board Declassification.

(a) Extreme agrees that the Board of Directors (the “Board”) and all applicable committees of the Board will take all actions necessary and appropriate to, immediately following the execution of this Agreement, increase the size of the Board to nine (9) directors, such that a vacancy will exist in Class III of the Board (the “Class III Vacancy”) to be filled by the Settlement Director (as defined in Section 3(b)).

(b) The Ramius Group shall be entitled to recommend to the Board a director candidate (the “Ramius Group Candidate”), to fill the Class III Vacancy, who (i) is unaffiliated with the Ramius Group, (ii) qualifies as “independent” under the Nasdaq corporate governance standards and (iii) has relevant business and financial experience that is consistent with Extreme’s guidelines relating to director qualifications and Board composition. In determining the Ramius Group Candidate, the Ramius Group agrees that it will consider, in addition to any director candidates identified by the Ramius Group, any director candidates that the Company may recommend to the Ramius Group who meet the requirements set forth in the first sentence of this Section 3(b). In the event the Board does not accept the Ramius Group Candidate, the Ramius Group will have the right to recommend additional director candidate(s) for consideration by the Board who meet the requirements set forth in the first sentence of this Section 3(b), until such time as the Board accepts a director candidate recommended by the Ramius Group. Upon the acceptance of a director candidate, the Company will appoint such director candidate to the Board no later than five (5) business days after the date that such director candidate has been approved by the Board (the “Settlement Director”).

(c) In the event the Settlement Director is appointed to the Board prior to the Annual Meeting, Extreme agrees that it will recommend, support and solicit proxies for the election of the Settlement Director in the same manner as for the Company’s other nominees who are up for election at the Annual Meeting.

(d) Extreme agrees that the Settlement Director will be appointed to (i) at least one (1) committee of the Board and (ii) any special committee that is formed while the Settlement Director is serving as a director of the Board for the purpose of reviewing or evaluating strategic alternatives, including, but not limited to, a sale of the Company, an acquisition or any other strategic transaction. The appointment of the Settlement Director to any committee of the Company pursuant to Section 3(d)(ii) hereof shall only be subject to a determination that the Settlement Director is “independent” pursuant to NASDAQ listing standards and Delaware law.

(e) Extreme agrees that if the Settlement Director resigns or is otherwise unable to serve as a director or is removed for cause as a director, the procedures described in Section 3(b) shall again apply, until such time as the Board accepts a replacement candidate recommended by the Ramius Group and appoints such director candidate to the Board.

(f) Extreme agrees that prior to Extreme’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”), the Board and all applicable committees of the Board shall not (i) increase the size of the Board to more than nine (9) directors or (ii) or take any other action to materially limit or restrict the rights of or time allotted to its stockholders to nominate persons for election to the Board (including but not limited to by amending the Certificate of Incorporation or Bylaws).

(g) Extreme agrees to, in accordance with the Certificate of Incorporation and Bylaws and applicable state law, submit, solicit and seek to obtain proxies in favor of a binding resolution for approval by its stockholders at the Annual Meeting to declassify the Company’s Board to provide for the annual election of all directors (the “Declassification Proposal”). Pursuant to the Declassification Proposal, if approved by stockholders at the Annual Meeting, the terms of the Class I directors that would otherwise have expired at the 2011 Annual Meeting will expire and their successors will be elected to serve one-year terms. At the 2012 annual meeting of stockholders (the “2012 Annual Meeting”), the terms of the Class II directors that would otherwise have expired in 2012 will expire and their successors will be elected to serve one-year terms. At the annual meeting in 2013 and each annual meeting thereafter, the terms of all directors previously elected or appointed to the Board will expire and their successors will be elected to serve one-year terms.

4. Standstill Restrictions.

(a) Each member of the Ramius Group agrees that, from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for the 2011 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders and any solicitation or nomination pursuant to Rule 14a-11 under the Exchange Act), in each case, with respect to securities of the Company;

(ii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at annual or special meeting of stockholders, except in accordance with Section 4(a)(vii) and Section 5(b);

(iii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified as part of the Ramius Group, but does not include any other members who are not currently identified as Ramius Group members as of the date hereof);

(iv) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Ramius Group;

(v) control or seek to control the Board, other than through non public communications with the officers and directors of the Company;

(vi) seek or encourage any person (other than any member of the Ramius Group) to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or any solicitation or nomination pursuant to Rule 14a-11 under the Exchange Act;

(vii) (1) make any proposal for consideration by stockholders at any annual or special meeting of stockholders or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving the Ramius Group and the Company; provided, however, that nothing herein will limit the ability of (1) any member of the Ramius Group, or its respective Affiliates and Associates, except as otherwise provided in Section 5, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company or (2) the Ramius Group to announce its opposition to any Board approved proposals related to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company;

(vii) seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 3; or

(ix) make any request to amend, waive or terminate any provision of this Agreement, other than through non public communications with the officers and directors of the Company that do not trigger any disclosure obligation on the part of any member of the Ramius Group.

(b) Notwithstanding anything contained herein to the contrary, except as expressly provided in Section 5(b), each member of the Ramius Group shall be entitled to:

(i) vote their shares in favor of the election of the Settlement Director at the Annual Meeting, in favor of the Declassification Proposal and on any other proposal duly brought before the Annual Meeting, or otherwise vote as each member of the Ramius Group determines in its sole discretion; and

(ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company (other than the election of directors) and the reasons therefor;

(c) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(d) In the event that the Company is in material breach of its obligations under this Agreement, including, without limitation, a failure to comply in any respect with the provisions of Section 3 of this Agreement, and such breach is not cured within 30 days after written notice thereof is provided to the Company by the Ramius Group, then in addition to any other remedies that the members of the Ramius Group may have, the provisions of this Section 4 shall also terminate.

(e) In the event that the Ramius Group is in material breach of its obligations under this Agreement, and such breach is not cured within 30 days after written notice thereof is provided to the Ramius Group by the Company, then in addition to any other remedies that the Company may have, the provisions of Section 3 shall also terminate.

5. Actions by the Ramius Group.

(a) Upon execution of this Agreement, the Ramius Group hereby withdraws (i) its letter dated July 20, 2010 nominating two (2) candidates for election at the Annual Meeting and submitting a non-binding business proposal to seek stockholder approval of a request for the Board to take the necessary steps to declassify the Board and (ii) its letter dated July 20, 2010 submitting a proposal and supporting statement pursuant to Rule 14a-8 for inclusion in the Company’s proxy statement relating to the Annual Meeting.

(b) At the Annual Meeting, the Ramius Group shall vote, and cause their respective officers, directors, employees and agents to vote, all of the shares of Common Stock beneficially owned by them for (i) each of Extreme’s nominees for election to the Board, (ii) the Declassification Proposal and (iii) the ratification of the appointment of Extreme’s independent auditors.

6. Public Announcement. Extreme and the Ramius Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued.

7. Remedies.

(a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.

(b) In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

8. Expenses. The Company shall reimburse the Ramius Group for its reasonable, documented out-of-pocket fees and expenses incurred (including legal expenses) in connection with the Schedule 13D, matters related to the Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $20,000 in the aggregate.

9. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 9) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to Extreme:

Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

Attention: Diane Honda

Telephone: (408) 579-2800

Facsimile: (408) 579-3029

with a copy to:

Wilson Sonsini Goodrich & Rosati PC

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati PC

1301 Avenue of the Americas

New York, New York 10019

Attention: Warren de Wied

Telephone: (212) 999-5800

Facsimile: (212) 999-5899

If to the Ramius Group:

Ramius Value and Opportunity Master Fund Ltd

c/o Ramius Value and Opportunity Advisors LLC

599 Lexington Avenue, 20th Floor

New York, New York 10022

Attention: Jeffrey C. Smith

          Owen S. Littman

Telephone: (212) 845-7900

Facsimile: (212) 845-7995

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky

          Andrew Freedman

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

11. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

14. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

16. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

17. Releases.

(a) The Ramius Group hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

(i) The Ramius Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that the Ramius Group may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Ramius Group understands and agrees that the Claims released by the Ramius Group above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Ramius Group understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b) The Ramius Group agrees that, during the term of the Agreement, (i) no member of the Ramius Group shall, without the consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company or any of its officers or directors are named as parties; provided that the foregoing shall not prevent any member of the Ramius Group from responding to a validly issued legal process and (ii) the Ramius Group agrees to give the Company at least five (5) business days notice of the receipt of any legal process requesting information regarding the Company or any of its officers or directors, to the extent that such notice is legally permissible.

(c) The Company hereby agrees for the benefit of the Ramius Group, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each Ramius Director (the Ramius Group and each such person being a “Stockholder Released Person”) as follows:

(i) The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Stockholder Released Person of, and holds each Stockholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that the Company may have against the Stockholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Company understands and agrees that the Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(d) The Parties intend that the foregoing release be broad with respect to the matter released, provided, however, this release of Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the Certificate of Incorporation, the Bylaws or otherwise.

18. Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EXTREME NETWORKS, INC.

By:	/s/ Oscar Rodriguez
Name: Oscar Rodriguez
Title: President and Chief Executive Officer

THE RAMIUS GROUP:

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD		RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By:	Ramius Value and Opportunity Advisors LLC,	By:	Ramius LLC,
	its investment manager		its sole member

RAMIUS NAVIGATION MASTER FUND LTD		RAMIUS ADVISORS, LLC
By:	Ramius Advisors, LLC,	By:	Ramius LLC,
	its investment advisor		its sole member

RAMIUS ENTERPRISE MASTER FUND LTD		RAMIUS LLC
By:	Ramius Advisors, LLC,	By:	Cowen Group, Inc.,
	its investment advisor		its sole member

COWEN GROUP, INC.

RAMIUS OPTIMUM INVESTMENTS LLC		RCG HOLDINGS LLC
By:	Ramius Advisors, LLC,	By:	C4S & Co., L.L.C.,
	its managing member		its managing member

COWEN OVERSEAS INVESTMENT LP		C4S & CO., L.L.C.
By:	Ramius Advisors, LLC,
its general partner

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss

Schedule A

The Ramius Group

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

RAMIUS NAVIGATION MASTER FUND LTD

RAMIUS ENTERPRISE MASTER FUND LTD

RAMIUS OPTIMUM INVESTMENTS LLC

COWEN OVERSEAS INVESTMENT LP

RAMIUS VALUE AND OPPORTUNITY ADVISORS, LLC

RAMIUS ADVISORS, LLC

RAMIUS LLC

COWEN GROUP, INC.

RCG HOLDINGS LLC

C4S & CO., L.L.C.

JEFFREY M. SOLOMON

PETER A. COHEN

MORGAN B. STARK

THOMAS W. STRAUSS